Exhibit 17.1

Hassan Oulhous
Letter of Resignation

September 11, 2024

Board of Directors
Blue Chip Capital Group, Inc.

Effective today, I hereby tender my resignation as a member of the Board of Directors of Blue Chip Capital Group, Inc. ("Company") in order to pursue other business interests.

Please know that my resignation is not as a result of any disagreement between myself and the Company on any matter relating to the Company's operations, policies or practices.

Best regards,

/s/: Hassan Oulhous
Hassan Oulhous